Exhibit 5.1
PILLSBURY WINTHROP SHAW PITTMAN LLP
2400 Hanover Street
Palo Alto, California 94304
July 13, 2026
Quantum Corporation
10770 E. Briarwood Avenue
Centennial, CO 80112
Ladies and Gentlemen:
We are acting as counsel for Quantum Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) relating to the registration of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), of which up to 13,809,707 shares are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”), consisting of: (i) 10,615,712 shares of Common Stock (the "PIPE Shares") issued and sold to certain accredited investors pursuant to the Securities Purchase Agreement, dated as of June 1, 2026; (ii) 3,083,975 shares of Common Stock (the "Share Consideration") issued to Dialectic Technology SPV LLC ("Dialectic") pursuant to the Conversion Agreement, dated as of June 1, 2026; and (iii) up to 110,020 shares of Common Stock (the "Warrant Shares") issuable upon exercise of a warrant (the "Conversion Warrant") issued by the Company to Dialectic, dated as of June 1, 2026. (Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”)
We have reviewed the Registration Statement and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.
On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that (i) the PIPE Shares and the Share Consideration have been duly authorized and validly issued and are fully paid and nonassessable; and (ii) the Warrant Shares have been duly authorized and, when issued and delivered upon exercise of the Conversion Warrant in accordance with the terms therein, will be validly issued, fully paid and nonassessable.
With regard to our opinion set forth above with respect to the Warrant Shares, we have assumed that neither the issuance and delivery of, nor the performance of the Company’s obligations under the Conversion Warrant will (a) require any authorization, consent, approval or license of, or exemption from, or registration or filing with, or report or notice to, any governmental unit, agency, commission, department or other authority (a “Governmental Approval”) or (b) violate or conflict with, result in a breach of, or constitute a default under, (i) any agreement or instrument to which the Company or any of its affiliates is a party or by which the Company or any of its affiliates or any of its properties may be bound, (ii) any Governmental Approval that may be applicable to the Company or any of its affiliates or any of its properties, (iii) any order, decision, judgment or decree that may be applicable to the Company or any of its affiliates or any of its properties or (iv) any applicable law (other than the General Corporation Law of the State of Delaware and the law of the State of New York in each case as in effect on the date hereof). In addition, we have assumed that the exercise price of the Conversion Warrant at the time of exercise is equal to or greater than the par value of the Common Stock, and we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares or antidilution adjustments to outstanding securities of the Company, cause the Conversion Warrant to be exercisable for more shares of Common Stock than the number that then remain available for issuance.
Our opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP